Exhibit 21

LIST OF SUBSIDIARIES

Nyati Mauritius Limited, a company organized under the laws of the Republic of Mauritius
Nyati Resources Limited, a company organized under the laws of the Republic of Mauritius
Nyati Resources Botswana (Proprietary) Limited, a company organized under the laws of the Republic of Botswana